EXHIBIT 99.1

CARMAX SEPARATION FROM CIRCUIT CITY APPROVED

Richmond, Va., September 10, 2002—Circuit City Stores, Inc. today announced that shareholders have approved the separation of the CarMax Group from Circuit City Stores, Inc. and that the company’s board of directors has authorized the redemption of the company’s CarMax Group Common Stock and the distribution of CarMax, Inc. common stock to effect the separation.

Shareholders approved the separation and several related proposals at a special meeting held earlier today. The separation is scheduled to become effective October 1, 2002. When the separation takes place, a share of new CarMax, Inc. common stock will replace each outstanding share of CarMax Group Common Stock (NYSE:KMX). In addition, each holder of Circuit City Group Common Stock (NYSE:CC) will receive as a tax-free distribution approximately .314 share of CarMax, Inc. common stock for each share of Circuit City Group Common Stock he or she owns. The exact fraction will be announced after the distribution record date, which the board set as September 16, 2002. Cash will be paid in lieu of the issuance of any fractional shares of CarMax, Inc. common stock. When the separation is effective, the Circuit City Group Common Stock will be renamed Circuit City common stock and will represent an ownership interest only in the Circuit City business and CarMax, Inc. will be an independent, separately traded public company.

For further information on the redemption and distribution, please see the company’s proxy statement/prospectus dated August 7, 2002, or contact the company’s information agent Morrow & Co., Inc. at: 445 Park Avenue, 5th Floor, New York, N.Y. 10022; 1-800-607-0088.

Circuit City Stores, Inc. operates 606 Circuit City Superstores and 17 mall-based Circuit City Express stores. Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software, operating more locations in more markets than any other consumer electronics specialty retailer. CarMax is the nation’s leading specialty retailer of used cars. It operates 40 CarMax retail units in 38 locations, including 36 used-car superstores. CarMax also operates 17 new-car franchises, 15 of which are integrated or co-located with its used-car superstores. For more information, access the company’s Web sites at www.circuitcity.com and www.carmax.com.

This release contains forward-looking statements, which are subject to risks and uncertainties. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. and CarMax, Inc. SEC filings.

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Contacts: Ann Collier, Vice President of Financial and Public Relations, Circuit City Stores, Inc., (804) 527-4058; Celeste Gunter, Director of Circuit City Investor Relations, (804) 418-8237; Dandy Barrett, Director of CarMax Investor Relations, (804) 935-4591